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                                                                      Exhibit 21

ITEM 21.  SUBSIDIARIES OF LSI

Lanstar Computer Products, Inc.                          Texas
Lanstar Hong Kong Limited                                Hong Kong
Lanstar Semiconductor Corporation                        Texas
Lanstar Systems Technology, Inc.                         Texas
Celex Technology, Inc.                                   Texas